Exhibit 10.25

AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENTS

This Amendment to Restricted Stock Unit Agreements entered into by and between Hawaiian Telcom Holdco, Inc. (the “Company”) and the Participant specified below (the “Amendment”) is effective as of March 10, 2014 and amends the restricted stock units granted to the Participant prior to 2013 and evidenced by a Restricted Stock Unit Agreement for Executives entered into by and between the Company and the Participant (the “RSU Agreement”).

In consideration of the Participant’s continued employment with the Company, and for other good and valuable consideration, the sufficiency of which the parties hereto acknowledge and agree to, the Company and Participant hereby agree as follows:

1.                                      Amendment.  Section 3(a)(ii) of the RSU Agreement is hereby amended and restated as follows:

“(ii)                Performance-Based RSUs.    An amount of RSUs equal to the Target PBRSUs (as defined below) multiplied by 1.5625 (the “Maximum Performance-Based RSUs” or “Maximum PBRSUs”) shall vest on the applicable Determination Date (as defined below) for each of the following calendar years: 2013, 2014 and, if the Grant Date was in 2012, 2015 (each, a “Performance Year”) in the amounts set forth in this Section 3(a)(ii) based upon the Company’s performance over one year for revenue and Adjusted EBITDA and over two years for total shareholder return of the Company in comparison to the NASDAQ Telecommunications Index (the “Index”), subject to the Participant’s continued employment with the Company or one of its Subsidiaries through each Determination Date, and provided further, in no event may the Participant vest in any of the performance-based RSUs (“PBRSUs”) pursuant to this Section 3(a)(ii) in the event Adjusted EBITDA for the applicable Performance Year is below Threshold (as shown in the table below).  “Target PBRSUs” shall mean twelve and one-half percent (12.5%) of the total RSUs subject to this Award. The Committee shall determine the extent to which the performance goals set forth herein are achieved and the total number of PBRSUs that will vest pursuant to this Section 3(a)(ii) in its sole and absolute discretion.  For purposes of clarity, in no event may the Participant vest in more than the Maximum PBRSUs pursuant to this Section 3(a)(ii).

On the Determination Date, an amount of PBRSUs shall vest equal to the product of A times B, where:

A = Total Base Percentage of Target PBRSUs Vested (as defined below); and

B = TSR Award Modifier (as defined below).

Notwithstanding the foregoing, the Committee in its sole discretion, after consideration of such factors as it deems appropriate, may reduce the number of PBRSUs that otherwise would vest pursuant to this Section 3(a)(ii).

For purposes of this Section 3(a)(ii), “Total Base Percentage of Target PBRSUs Vested” shall mean (1) Weighted % Vested from Revenue Performance, plus (2) Weighted % Vested from Adjusted EBITDA Performance, each of which shall be determined as follows:

Weighted % Vested from Revenue Performance

Measurement	Weighting	Factor	Amount ($ in mils)	Base % of Target PBRSUs Vested
Performance Year Revenue	40%
Threshold		95%	*	75%
Target		100%	*	100%
Maximum		105%	*	125%

Weighted % Vested from Adjusted EBITDA Performance

Performance Year Adjusted EBITDA	60%
Threshold		95%	*	75%
Target		100%	*	100%
Maximum		105%	*	125%

* The Threshold, Target and Maximum Amounts for Revenue Performance and Adjusted EBITDA Performance for the applicable Performance Year shall equal the respective Threshold, Target and Maximum Amounts set for such Performance Year under the Company’s Performance Compensation Plan.

In the event of performance between Threshold and Target or between Target and Maximum, straight-line interpolation will determine the weighted percentages set forth above.  If performance is below Threshold, the applicable weighted percentage will equal zero percent (0%).  In no event may the Weighted % Vested from Revenue Performance or the Weighted % Vested from Adjusted EBITDA Performance exceed 125%.

For purposes of this Section 3(a)(ii), “TSR Award Modifier” shall have the meaning set forth below based on the Company’s TSR relative performance which shall be equal to the Company TSR, minus the Index TSR (each, as defined below), multiplied by 100%:

Level	TSR Relative Performance (Company TSR minus Index TSR)	TSR Award Modifier
High	+15% and higher	125%
Target	0%	100%
Low	-15% and lower	75%

In the event of TSR relative performance between levels, straight-line interpolation will determine the TSR Award Modifier. The TSR Award Modifier shall never exceed 125% or go below 75%.

For purposes of this Section 3(a)(ii), “TSR” shall mean the aggregate total shareholder return on Shares over a two-year period ending on December 31st of the Performance Year (the “TSR Performance Period”) against the total shareholder return over the same two-year period for the Index.  TSR shall be calculated for the Company and Index using:

•                  A beginning price for the Shares and the Index equal to the trading volume weighted average price over the first 5 trading days in the year prior to the Performance Year (“Beginning Price”), and

•                  An ending price for the Shares and the Index equal to the trading volume weighted average price over the last 5 trading days in the Performance Year, and accounting for the reinvestment of dividends over this period (“Ending Price”).

TSR shall be calculated for the Company and the Index as follows:

Company TSR = (Share Ending Price/Share Beginning Price) — 1

Index TSR = (Index Ending Price/ Index Beginning Price) — 1

The “Determination Date” for each Performance Year shall be March 12th of the year following the Performance Year or, if later, the date in the year following the Performance Year on which the Committee determines the Total Base Percentage of PBRSUs Vested, the TSR Award Modifier and the total number of RSUs that will be eligible to vest pursuant to this Section 3(a)(ii), if any; provided, however, with respect to each Performance Year, the Determination Date shall not be later than the earlier of (i) thirty (30) days following the completion of the Company’s final audited financial statement for such Performance Year, and (ii) April 30 of the year following such Performance Year.

EXAMPLE:  Executive has 2,000 Target PBRSUs. The FY2013 Revenue and FY2013 Adjusted  EBITDA both equal or exceed their respective Maximum levels, and the Company TSR outperforms the Index TSR by more than 15%.  Accordingly, on the Determination Date for the 2013 Performance Year, the following amount of PBRSUs would vest, as follows:

No. of Target PBRSUs		Total Base Percentage of Target PBRSUs Vested		TSR Award Modifier
2,000	x	125%	x	125%	=	3,125	(rounded down to nearest whole share)

The Shares delivered in respect of PBRSUs that vest pursuant to this Section 3(a)(ii) shall be non-transferable, provided such transfer restrictions shall lapse in equal installments on each of the first three (3) annual anniversaries of the date on which such PBRSUs became vested, except as provided in Sections 3(b) and 3(c) below.

Any determinations made pursuant to this Section 3(a)(ii) by the Committee shall be made in the sole and absolute discretion of the Committee and shall be conclusive and binding on the parties for all purposes.”

2.              Full Force and Effect.  To the extent not expressly amended hereby, the RSU Agreement remains in full force and effect.

3.              Entire Agreement; Governing Law.  This Amendment, together with the RSU Agreement (to the extent not amended hereby), represents the entire agreement of the parties and shall supersede any and all prior or contemporaneous contracts, arrangements or understandings between the parties with respect to the RSU Agreement.  This Amendment may be amended at any time only by mutual written agreement of the parties hereto.  This Amendment will be governed by the laws of the State of Hawaii (with the exception of its conflict of law provisions).

4.              Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, together, shall constitute one instrument.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company, by its duly authorized officer, as of the date set forth below

Participant

Name:

Hawaiian Telcom Holdco, Inc.

By:
Its